Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Wayne Allyn Root (“Employee”) and Jericho Associates, Inc., a Nevada corporation (the “Company”), and is effective as of August 19, 2018 (the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Employee, in the capacity described below, on the terms and conditions hereinafter set forth, and Employee is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1. EMPLOYMENT. The Company agrees to employ Employee as the Senior Vice President of Marketing, Media, Entertainment and Communications of the Company, and Employee accepts and agrees to such employment. During Employee's employment with the Company, Employee shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee's position and shall render such services on the terms set forth herein. Employee shall have such powers and duties with respect to the Company as may reasonably be assigned to Employee by the Board, to the extent consistent with Employee's position and status. Employee agrees to perform the duties of Employee's position in accordance with the Company's policies as in effect from time to time. Employee's principal place of employment shall be the Company's offices located in Las Vegas, Nevada.

2. TERM OF AGREEMENT. The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3. COMPENSATION.

(a) BASE SALARY. During the Term, the Company shall pay Employee an annual base salary of (TBD)(the “Base Salary”), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time.

(b)  REIMBURSEMENT FOR INCURRED EXPENSES.  Employee shall receive reimbursement for all reasonable costs of services provided to the Company prior to Effective Date upon submission of expense receipts for such costs.

(c)  INCENTIVE BONUS.  Employee will be eligible to receive an annual cash bonus of $[TBD] (the “Incentive Bonus”), which shall be payable upon achievement of performance goals mutually agreed between Employee and the Company.

(d) BENEFITS. During the Term, from the Effective Date through the date of termination of Employee's employment with the Company for any reason, Employee shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to other executive officers and directors of the Company. Without limiting the generality of the foregoing, Employee shall be entitled to the following benefits:

(i) Reimbursement for Business Expenses. During the Term, the Company shall reimburse Employee for all reasonable expenses incurred by Employee in performing Employee's duties for the Company, on the same basis as other executive officers and directors of the Company and in accordance with the Company's policies as in effect from time to time.

(ii) Vacation. During the Term, Employee shall be entitled to annual paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated Employees of the Company generally.

(e) STOCK OPTIONS.

(i) On or immediately following commencement of Employee’s employment, the Company will grant Employee an option to purchase 2 shares of the Company’s Common Stock (the “Initial Option”)(which will be the equivalent of 120,000 shares of common stock upon the share exchange (the “Share Exchange” between the Company and Concrete Leveling Systems, Inc. (“CLEV”).  The Initial Option will have an exercise price of $300,000 per share and will vest at the rate of .1666  Initial Options per month over the first 12 months of the Term (which will be the equivalent of 10,000 shares of common stock of CLEV per month upon the closing of Share Exchange between the Company and CLEV. Vesting will depend on Employee’s continued service with the Company, provided that in the event of Employees resignation, a change in control, Employee’s death, or Employee’s Disability, the Initial Option shall accelerate and become fully vested and exercisable.  In addition the Initial Option shall have a post-termination exercise period of the remainder of the Term for any vested options.

(ii) The Company agrees to issue a total of  5 Options (the “Employment Options”) as follows:  1.666 Employment options at the end of each year of employment (total of 5 Employment Options) based upon performance criteria to be negotiated between the parties. The Employment Options shall have an exercise price of $500,000 per share and shall be exercisable for a period of 3 years from the date upon which the Employee becomes vested for each tranche of the Employment Options.  The Employment Options shall be the equivalent of options to purchase 300,000 shares of common stock of CLEV at an exercise price of $5.00 per share upon the closing of the Share Exchange between the Company and CLEV.

4. ACKNOWLEGMENT.ADD LINE

The Company acknowledges that Employee is engaged in other activities, including but not limited to, radio, television, book publishing and political activities, and that the performance of those activities by Employee will not violate the Employment Agreement with the Company and VegasWinners, Inc. (“VWI”) (a wholly owned subsidiary of the Company), provided such activities will not materially conflict or interfere with the business of VWI and the Company or its successor-in-interest.

5. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by overnight delivery by a registered overnight carrier, such as Federal Express or United Parcel Service or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given one day after the overnight delivery is made or upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	Jericho Associates, Inc.

Attention: Ronald Tassinari
ADDRESS

If to Employee:	At the most recent address on record for Employee at the Company.

With a cc to:	Lee Sacks, Esquire Law Offices of Lee Sacks, APC 324 South Beverly Drive, Suite 496 Beverly Hills, CA 90212

Either party may change such party's address for notices by notice duly given pursuant hereto.

6. INDEMNIFICATION.

(a). Employee will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Employee will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

(b) The Company shall indemnify Employee, to the fullest extent permitted by law, with respect to services to the Company and activities in connection with his employment hereunder against all obligations to pay money or perform or not perform actions, including without limitation judgments, settlements, penalties, fines, and reasonable Expenses (as defined below) arising from, related to, or connected with any threatened, pending or completed action, suit or proceeding, whether civil, criminal (except for criminal acts outside Company’s relationship to the cannabis industry), administrative, arbitrative or investigative, that involves Employee because Employee now serves or has served (i) as an employee or other service provider of the Company or (ii) at the Company’s written instruction, as an employee or service provider to another legal entity (in each case, a “Claim”).

(c) The Company shall pay Employee’s reasonable attorneys’ fees, costs and expenses (“Expenses”) arising from, related to, or connected with a Claim before the final disposition of the Claim.  The Company shall pay any statement for Employee’s Expenses within 20 days after receipt of the statement; provided, that (a) such statements shall reasonably evidence the Expenses incurred by Employee or on Employee’s behalf and shall include reasonable backup information for all costs and disbursements in excess of $250.00 and (b) any request for payment of attorneys’ and other experts’ fees and costs must be accompanied by a detailed billing statement, redacted only as necessary to preserve any applicable attorney-client or other legally recognized privilege.

7. GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Nevada without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate court in the County of Clark, State of Nevada. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

9. CONSTRUCTION. This Agreement is the result of negotiation between the Parties and their respective counsel. This Agreement will be interpreted fairly in accordance with its terms and conditions and without any strict construction in favor of either Party. Any ambiguity shall not be interpreted against the drafting Party.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement.

(Signatures on Next Page)

Jericho Associates, Inc.

By: s/ Ronald Tassinari
Title: Acting CEO

Employee:

s/ Wayne Allyn Root
Wayne Allyn Root

STANDARD TERMS AND CONDITIONS

1. TERMINATION OF EMPLOYEE'S EMPLOYMENT.

(a) DEATH. Upon termination of Employee's employment prior to the expiration of the Term by reason of Employee's death, the Company shall pay Employee's designated beneficiary or beneficiaries, within 30 days of Employee's death in a lump sum in cash, (i) Employee's Base Salary and pro-rated Incentive Bonus from the date of Employee's death through the end of the month in which Employee's death occurs and (ii) any Accrued Obligations (as defined in Sections 1(e) and (f) below).

(b) DISABILITY. If, as a result of Employee's incapacity due to physical or mental illness (“Disability”), Employee shall have been absent from the full-time performance of Employee's duties with the Company for a period of six consecutive months and, within 30 days after written notice is provided to Employee by the Company (in accordance with Section [4A] hereof), Employee shall not have returned to the full-time performance of Employee's duties, Employee's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Employee is absent from the full-time performance of Employee's duties with the Company due to Disability, the Company shall continue to pay Employee's Base Salary and benefits at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company. Upon termination of Employee's employment due to Disability, the Company shall pay Employee within 30 days of such termination (i) Employee's Base Salary and pro-rated Incentive Bonus through the end of the month in which Employee's termination of employment for Disability occurs in equal biweekly installments, offset by any amounts payable to Employee under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations, and other benefits defined in Sections 1(e) and (f) below, in a lump sum in cash.

(c) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. The Company may terminate Employee's employment under this Agreement with or without Cause at any time and Employee may resign under this Agreement with or without Good Reason at any time. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense by Employee that is not in connection with Employee’s duties or services to the Company and which will reasonably be expected to have a material adverse impact on the Company; provided, however, that after indictment, the Company may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a willful material breach by Employee of a fiduciary duty owed to the Company or any of its subsidiaries; (iii) a knowing and material breach by Employee of any of the covenants made by Employee in Section 2 hereof; (iv) the willful or gross neglect by Employee of the material duties required by this Agreement; or (v) a knowing and material violation by Employee of any written Company policy pertaining to legal compliance or conflicts of interest provided to Employee that, in the case of the conduct described in clauses (iv) or (v) above, if curable, is not cured by Employee within 30 days after Employee is provided with written notice thereof. Upon Employee's (A) termination of employment by the Company for Cause prior to the expiration of the Term or (B) resignation without Good Reason prior to the expiration of the Term, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations, and other benefits defined in Sections 1(e) and (f) below, in a lump sum in cash within 30 days of such termination.

(d) TERMINATION BY THE COMPANY OTHER THAN RESIGNATION BY EMPLOYEE FOR GOOD REASON. Upon termination of Employee's employment prior to the expiration of the Term by the Company by Employee for Good Reason (as defined below), then:

(i) the Company shall continue to pay Employee the Base Salary through the longer of (x) the end of the Term over the course of the then remaining Term and (y) 12 months (such period, the “Salary Continuation Period” and such payments, the “Cash Severance Payments”), in each case payable in equal biweekly installments and the Company shall pay in cash to Employee (within 10 business days of each applicable monthly period) for each month between the date of termination and the end of the Salary Continuation Period an amount equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Employee and Employee's eligible dependents to the extent such coverage is then in place;

(ii) the Company shall pay Employee within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations;

(iii) any compensation awards of Employee based on, or in the form of, Company equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”) that are outstanding and unvested at the time of such termination shall 100% vest (and with respect to awards other than stock options and stock appreciation rights, settle) as of the date of such termination of employment;  provided further that any amount that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest (and with respect to awards other than stock options and stock appreciation rights, settle) as if such performance conditions had been fully satisfied ; and provided further that if any Equity Awards made subsequent to the Effective Date of this Agreement specifies a more favorable post-termination vesting schedule for such equity, the terms of the award agreement for such Equity Award shall govern; and

(iv) any then vested options of Employee (including options vesting as a result of (iii) above) to purchase Company equity, shall remain exercisable through the time of their exercise period.

The payment to Employee of the severance pay or benefits described in Section 1(d) (other than any Accrued Obligations) is contingent upon Employee signing and not revoking a separation and release of the Company and its affiliates in a form substantially similar to that used for similarly situated executive officers of the Company (the “Release”), and Employee's compliance with the restrictive covenants set forth in Section 2 (other than any non-compliance that is immaterial, does not result in harm to the Company or its affiliates, and, if curable, is cured by Employee promptly after receipt of notice thereof given by the Company). The Release must become effective no later than sixty (60) days following Employee's employment termination date or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Employee will forfeit any rights to severance. In no event will severance payments or benefits (other than any Accrued Obligations) be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective and irrevocable, any payments delayed from the date Employee terminates employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which Employee's termination occurs, then any severance payments or benefits that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule provided above that is applicable to each payment or benefit, or (iii) the Delayed Initial Payment Date (as defined below). Employee acknowledges and agrees that the Company's payment of severance pay and benefits (except Accrued Obligations) constitutes good and valuable consideration for such Release.

As used herein, “Good Reason” shall mean the occurrence of any of the following without Employee's prior written consent: (A) the Company's breach of any material provision of this Agreement or the failure to have this agreement assumed by any successor, (B) the material reduction in Employee's duties, reporting responsibilities or level of responsibilities, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, (C) a reduction in Employee's Base Salary or Employee's total annual compensation opportunity, or (D) the relocation of Employee's principal place of employment more than 100 miles outside the Los Vegas Metropolitan Area or  his residence, provided that in no event shall Employee's resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and  Employee provides the Company with written notice thereof within 30 days after Employee has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Employee believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) Employee resigns within 90 days after the date of delivery of the notice referred to in clause (x) above. Notwithstanding the preceding provisions of this Section [1(d)], in the event that Employee is a “specified employee” (within the meaning of Section 409A) on the date of termination of Employee's employment with the Company and the Cash Severance Payments to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (1) any portion of the Cash Severance Payments that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth in Section 1(d), (2) any portion of the Cash Severance Payments (in addition to the amounts contemplated by the immediately preceding clause (1)) that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d) as applicable, (3) any portion of the Cash Severance Payments that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Employee's “separation from service” (within the meaning of Section 409A) and (4) any portion of the Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d). For purposes of this Agreement, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.

(e) ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Employee's accrued and earned but unpaid Base Salary and Incentive Bonus through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation, including all stock options set forth in Paragraph 3€ above, previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise paid at a later date pursuant to any deferred compensation arrangement of the Company to which Employee is a party, if any (provided, that any election made by Employee pursuant to any deferred compensation arrangement that is subject to Section 409A regarding the schedule for payment of such deferred compensation shall prevail over this Section 1(f) to the extent inconsistent herewith); and (iii) other than in the event of Employee's resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Employee's accrued but unpaid vacation pay through the date of death or termination of employment.

(f) OTHER BENEFITS. Upon any termination of Employee's employment prior to the expiration of the Term, or Employee’s resignation, Employee shall remain entitled to receive any vested benefits or amounts that Employee is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

(g) SECTION 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations and guidance issued thereunder (“Section 409A”), to the extent Section 409A is applicable to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intention and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto. Without limiting the generality of the foregoing, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the date of termination of the Employee's employment shall instead be paid on the first business day after the date that is six months following the Employee's “separation from service” within the meaning of Section 409A.

2. CONFIDENTIAL INFORMATION; DUTY OF LOYALTY; NON-SOLICITATION; NON-COMPETITION; AND PROPRIETARY RIGHTS.

(a) CONFIDENTIALITY. Employee acknowledges that while employed by the Company Employee will occupy a position of trust and confidence. The Company has provided and shall continue to provide Employee with Confidential Information. Employee shall hold in a fiduciary capacity for benefit of the Company and its subsidiaries and affiliates, and shall not, except as may be required to perform Employee's duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, suppliers, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, processes, methods, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale, information relating to accounting or tax strategies and data, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. For purposes of this Section 2(a), excluded from the definition of Confidential Information are the following:  Confidential Information shall not include information that is (1) generally available to, and known by, the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf; or (2) known by the Employee before obtaining access to it under this Agreement; or (3) provided to the Employee by a third party not under an obligation of confidence benefiting the Employer; or (4) independently developed by the Employee without use of the Employer’s Confidential Information; or (5) disclosed by the Employer to a third party without confidentiality obligations comparable to those of this Agreement.  For purposes of this Section 2(a), information shall not cease to be Confidential Information merely because it is embraced by general disclosures for financial reporting purposes or because individual features or combinations thereof are publicly available. Notwithstanding the foregoing provisions, if Employee is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Employee shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Employee shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Employee is required to make the disclosure, or the Company waives compliance with the provisions hereof, Employee shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Employee's employment, all documents, computer tapes and disks, plans, initiatives, strategies, records, lists, data, drawings, prints, notes and written information (and all copies thereof) created by or on behalf of the Company or its subsidiaries or affiliates or prepared by Employee in the course of Employee's employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

Notwithstanding this Paragraph 2(a), the Company acknowledges that Employee is engaged in other activities, including but not limited to, radio, television, book publishing and political activities, and that the performance of those activities by Employee will not violate the Employment Agreement with the Company and VegasWinners, Inc. (“VWI”) (a wholly owned subsidiary of the Company), provided such activities will not materially conflict or interfere with the business of VWI and the Company or its successor-in-interest.

(b) NON-COMPETITION. Provided the Company is not in default hereunder, in consideration of the Company's promise to disclose, and disclosure of, its Confidential Information and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Employee, Employee hereby agrees and covenants that until the later of the last day of the Term or until the Employee's date of termination of, or resignation from, employment from the Company or any of its subsidiaries or affiliates for any reason, including the expiration of the Term (the “Restricted Period”), Employee shall not, directly or indirectly, engage in, assist or become associated with a Competitive Activity. For purposes of this Section 2(b): (i) a “Competitive Activity” means, at the time of Employee's termination, any business or other endeavor in any jurisdiction conducted by the Company or any of its subsidiaries or affiliates (or demonstrably anticipated by the Company or its subsidiaries or affiliates in any jurisdiction as of the Effective Date or at any time thereafter); and (ii) Employee shall be considered to have become “associated with a Competitive Activity” if Employee becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, (i) Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than 5% of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation is not directly involved with the provision of direction or management of such entity;

(c) NON-SOLICITATION OF EMPLOYEES. Employee recognizes that he will possess Confidential Information about other employees, officers, directors, agents, consultants and independent contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Employee recognizes that the information he or she will possess about these employees, officers, directors, agents, consultants and independent contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Employee because of Employee's business position with the Company. Employee agrees (i) that, during the Restricted Period, Employee will not, directly or indirectly, hire or solicit or recruit the employment or services of (i.e., whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person's relationship with the Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates and (ii) that Employee will not convey any Confidential Information or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Employee's duties hereunder.

(d) NON-SOLICITATION OF CUSTOMERS, SUPPLIERS, PARTNERS. Subject to the exclusion to Confidential information set forth in Paragraph 2 above, during the Restricted Period, except as may be required for Employee to perform his services to the Company or its subsidiaries or affiliates, Employee shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any customers of, suppliers to, business partners of or business affiliates of the Company or any of its subsidiaries or affiliates (collectively, “Trade Relationships”) on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any competitor of the Company or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with the Company or its subsidiaries or affiliates.

(e) PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (as defined below) shall be made for hire by Employee for the Company or any of its subsidiaries or affiliates. “Employee Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship, in each case, (i) that (A) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Employee or work performed by Employee for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours and (ii) that is conceived or developed during the Term. All Confidential Information and all Employee Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Employee hereby assigns to the Company all such proprietary rights. Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its reasonable discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Employee Developments.

(f) COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Employee shall adhere to the written policies and standards of professionalism set forth in the Company's Policies and Procedures, as they may exist from time to time provided to Employee.

(g) REMEDIES FOR BREACH. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Employee's notice to cure any such breach. For any breach by Employee of this Section 2, damages flowing from such breach, are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Section 2, the Company shall be entitled to seek from any court of competent jurisdiction immediate injunctive relief and seek a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(h) SURVIVAL OF PROVISIONS. Provided the Company is not in default hereunder, and subject to the terms of this Agreement, the obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Employee's employment with the Company for a period of one (1) year and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3. MERGER. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of a transfer of Employee to any entity affiliated with the Company and/or the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

5. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6. HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect, or extended beyond expiration of the Term (regardless of continued employment), except by a writing executed by each party hereto.

8. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

ACKNOWLEDGED AND AGREED AS OF THE EFFECTIVE DATE:

Jericho Associates, Inc.

By: s/ Ronald Tassinari	Date: August 19, 2018
Title: Acting CEO

Employee:

s/ Wayne Allyn Root Date:	August 19, 2018
Wayne Allyn Root

12